CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

PENNSYLVANIA COMMERCE BANCORP

REPORTS NET INCOME UP 85% AND EPS UP 86%;

 LOANS INCREASE 24%

October 15, 2008 – Harrisburg, PA – Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported record assets, loans, deposits and revenues for the third quarter of 2008, announced Gary L. Nalbandian, Chairman.  Net income and earnings per share also increased dramatically over the third quarter of 2007.

Third Quarter Financial Highlights
%
	09/30/08		09/30/07		Change
Total assets	$ 2.13	Billion	$ 2.02	Billion	5%

Total deposits	$ 1.69	Billion	$ 1.64	Billion	3%

Total loans (net)	$ 1.37	Billion	$ 1.10	Billion	24%

Total revenues	$ 26.0	Million	$ 21.0	Million	24%

Net income	$ 3.4	Million	$ 1.9	Million	85%

Diluted net income per share	$ 0.52		$ 0.28		86%

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following highlights:

➢
Net income was $3.4 million for the third quarter, up $1.6 million, or 85%, over the third quarter one year ago. Net income for the first nine months of 2008 totaled $10.1 million, up $5.6 million, or 124%, over the first nine months of 2007.

➢
Diluted net income per share was $0.52 for the quarter, up $0.24, or 86%, over the third quarter of 2007.  Diluted net income per share for the first nine months of 2008 was $1.55, up $0.86, or 125%, over the same period last year.

➢	Return on average stockholders’ equity improved to 11.96% for the quarter vs. 6.91% for the third quarter of 2007.

➢	Total revenues grew $5.0 million, or 24%, for the third quarter of 2008 over the third quarter one year ago.

➢	Net interest income for the quarter increased $4.5 million, or 29%, over the same period in 2007.

➢	The Company’s net interest margin for the third quarter improved 64 basis points over the same quarter one year ago to 4.00%.

➢	Deposit charges and service fees grew 11% for the third quarter over the same period one year ago.

➢	Net loans grew $264.8 million, or 24%, over the third quarter one year ago.

➢	Core deposits increased 4% to $1.68 billion.

➢	Stockholders’ equity increased $5.7 million, or 5%, to $114.1 million compared to September 30, 2007.

➢	Total assets reached $2.1 billion, up 5% over the past twelve months.

➢	Both the Company and its subsidiary bank continue to be “well-capitalized” institutions under various regulatory capital guidelines as required by federal banking agencies.

Income Statement

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change
Total revenues	$26,017	$21,006	24%	$76,173	$59,363	28%
Total operating expenses	19,361	17,838	9%	57,339	51,636	11%
Net income	3,433	1,851	85%	10,145	4,534	124%
Diluted net income per share	$0.52	$0.28	86%	$1.55	$0.69	125%

Total revenues (net interest income plus noninterest income) for the third quarter increased $5.0 million to $26.0 million, up 24% over the third quarter of 2007. Total revenues for the first nine months of 2008 increased by $16.8 million, or 28%, over the same period in 2007.

Net income totaled $3.4 million for the third quarter of 2008, a $1.58 million increase over net income of $1.9 million for the third quarter of 2007. Net income per fully diluted share for the third quarter of 2008 was $0.52, an 86% increase over the $0.28 recorded for the same period a year ago.

Net income for the first nine months of 2008 grew $5.6 million, or 124%, over the same period of 2007.  Net income per fully diluted share totaled $1.55 for the first nine months of 2008, up $0.86, or 125%, over the same period last year.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2008 totaled $19.7 million, an increase of $4.5 million, or 29%, over the $15.2 million recorded a year ago.  This increase was a result of continued strong loan growth combined with significant improvement in the Company’s net interest margin.  For the first nine months of 2008, net interest income totaled $57.3 million, up $14.7 million, or 34%, over the $42.7 million recorded the first nine months of 2007.

The net interest margin for the third quarter of 2008 was 4.00%, up 64 basis points over the 3.36% figure recorded in the third quarter of 2007. The improvement in net interest margin is the result of continued strong loan growth combined with a marked reduction in the Company’s deposit and total cost of funds.

Net interest income, on a tax equivalent basis, totaled $20.2 million in the third quarter of 2008, an increase of $4.7 million, or 30%, over the third quarter one year ago. Net interest margin on a fully-taxable equivalent basis was 4.11%.  Fully taxable net interest income for the first nine months of 2008 was $58.6 million, up $15.1 million, or 35%, as compared to the same period one year ago.  Year-to-date net interest margin on a fully taxable basis was 4.14%, up 88 basis points over the first nine months of 2007.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, as well as noticeable improvement in the net interest margin.

(dollars in thousands)	Net Interest Income
September 30 2008 vs. 2007	Volume Increase	Rate Change	Total Increase	% Increase
Quarter	$ 1,771	$ 2,915	$ 4,686	30%
Nine Months	4,273	10,875	15,148	35%

Noninterest Income

Noninterest income for the third quarter of 2008 totaled $6.4 million, up $549,000, or 9%, over $5.8 million a year ago.  The growth in noninterest income for the quarter was reflected in increased deposit charges and service fees as depicted on the table below:

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2008	2007	% Change	2008	2007	% Change
Deposit charges and service fees	$6,016	$5,402	11%	$17,935	$14,977	20%
Other income	349	414	(16)	1,073	1,543	(30)
Subtotal	6,365	5,816	9	19,008	16,520	15
Net investment securities gains (losses)	-	-		(157)	171
Total noninterest income	$6,365	$5,816	9%	$18,851	$16,691	13%

Noninterest Expenses

Noninterest expenses for the third quarter of 2008 were $19.4 million, up 9%, over $17.8 million one year ago.  The increases in noninterest expenses for the quarter were widespread across several categories, as shown in the following table:

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2008	2007	% Change	2008	2007	% Change
Salaries and employee benefits	$9,507	$8,590	11%	$27,730	$25,542	9%
Occupancy	2,010	1,915	5	6,080	5,521	10
Furniture and equipment	1,068	1,038	3	3,254	2,985	9
Advertising and marketing	655	946	(31)	2,318	2,467	(6)
Data Processing	1,803	1,661	9	5,337	4,793	11
Postage and supplies	426	496	(14)	1,427	1,504	(5)
Regulatory assessments and costs	541	607	(11)	2,280	1,501	52
Telephone	577	635	(9)	1,758	1,773	(1)
Other expenses	2,774	1,950	42	7,155	5,550	29
Total noninterest expenses	$19,361	$17,838	9%	$57,339	$51,636	11%

Noninterest expenses for the first nine months of 2008 totaled $57.3 million, up $5.7 million, or 11%, over the $51.6 million recorded during the same period in 2007.

Balance Sheet

	September 30,
(dollars in thousands)	2008	2007	% Change
Total assets	$2,125,279	$2,015,486	5%

Total loans (net)	1,369,149	1,104,322	24%

Total deposits	1,689,760	1,641,887	3%

Total core deposits	1,681,250	1,621,390	4%

Lending

Total gross loans increased $268.0 million, or 24%, to $1.38 billion from $1.11 billion one year ago, with the growth represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	09/30/08	% of Total	09/30/07	% of Total	$ Increase	% Increase
Commercial	$434,236	31%	$347,238	31%	$86,998	25%
Owner occupied	266,989	19	233,312	21	33,677	14
Total commercial	701,225	50	580,550	52	120,675	21
Consumer/residential	325,778	24	298,204	27	27,574	9
Commercial real estate	356,034	26	236,241	21	119,793	51
Gross loans	$1,383,037	100%	$1,114,995	100%	$268,042	24%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	September 30, 2008	June 30, 2008	September 30, 2007
Non-performing assets/total assets	0.57%	0.65%	0.19%
Net loan charge-offs/average total loans	0.00%	0.07%	0.02%
Loan loss reserve/gross loans	1.00%	0.93%	0.96%
Non-performing loan coverage	119%	95%	319%
Non-performing assets/capital and reserves	10%	11%	3%

Non-performing assets and loans past due 90 days at September 30, 2008 totaled $12.2 million, or 0.57%, of total assets, as compared to $13.3 million, or 0.65% of total assets, at June 30, 2008 and $3.7 million, or 0.19%, of total assets one year ago. The Company’s third quarter provision for loan losses totaled $1.7 million as compared to $537,000 recorded in the third quarter of 2007.  For the first nine months of 2008, the loan loss provision totaled $4.1 million vs. $1.5 million for the same period last year.  Approximately two-thirds of the increase in the provision for loan losses for both the quarter and nine months year-to-date, over the respective prior year periods, is a result of the Company’s strong loan growth of $268 million over the past twelve months, as well as other qualitative factors management considers relevant in assessing the level of risk associated with the loan portfolio. The allowance for loan losses totaled $13.9 million as of September 30, 2008 and represented 1.00% of gross loans outstanding.

Total net charge-offs for the third quarter were $22,000 vs. $222,000 for the third quarter of 2007.  Total net charge-offs year-to-date were $929,000 vs. $529,000 for the same period of 2007.

Core Deposits

Change in core deposits by type of account is as follows:

	September 30,
(dollars in thousands)	2008	2007	% Change		3rd Qtr 2008 Cost of Funds
Demand non-interest-bearing	$278,911	$281,366	(1	) %	0.00%
Demand interest-bearing	777,213	798,013	(3)		1.58
Savings	437,153	375,210	17		1.12
Subtotal	1,493,277	1,454,589	3		1.15
Time	187,973	166,801	13		3.29
Total core deposits	$1,681,250	$1,621,390	4%		1.40%

Change in core deposits by type of customer is as follows:

	September 30,	% of	September 30,	% of	%
(dollars in thousands)	2008	Total	2007	Total	Change
Consumer	$662,405	39%	$591,066	36%	12%
Commercial	631,504	38	535,220	33	18
Government	387,341	23	495,104	31	(22)
Total	$1,681,250	100%	$1,621,390	100%	4%

Investments

At September 30, 2008, the Company’s investment portfolio totaled $551.4 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at September 30, 2008.

Product Description	Available for Sale	Held to Maturity	Total
(in thousands)
Mortgage-backed securities:
Federal government agencies pass through certificates	$63,706	$73,488	$137,194
Collateralized mortgage obligations (government agency or AAA rated)	286,888	32,440	319,328
U.S. Government agencies/other	5,001	89,913	94,914
Total	$355,595	$195,841	$551,436
Duration (in years)	3.8	3.3	3.7
Average life (in years)	5.0	4.2	4.8
Quarterly average yield	4.76%	5.24%	4.87%

At September 30, 2008, the after tax depreciation of the Company’s available for sale portfolio was $14.3 million as compared to $11.8 million at June 30, 2008 and vs. $4.5 million at September 30, 2007.  The market for certain securities held in the Company’s available-for-sale portfolio remained volatile during the third quarter due to extraordinary economic and market dislocations.  As a result of this volatility, the market prices for many types of securities at September 30, 2008 were lower than at June 30, 2008 due to the distressed market conditions.  Management has reviewed such securities for continued and constant receipt of scheduled principal and interest payments as well as credit-rating adjustments.  Based upon this review, management does not believe any individual unrealized loss as of September 30, 2008 represents other-than-temporary impairment.  The unrealized losses on these securities are primarily the result of changes in the liquidity levels in the market in addition to changes in general market interest rates and not by material changes in the credit characteristics of the investment securities portfolio.  In addition, at September 30, 2008, management had the positive intent and ability to hold these securities to recovery or maturity.

The Company does not own any common stock or preferred stock of either FNMA (“Fannie Mae”) or FHLMC (“Freddie Mac”) and as a result does not have exposure to loss in its investment portfolio as a result of the federal government’s takeover of these two organizations.  The Company also does not own corporate debt of any of the investment banking firms.

Capital

Stockholders’ equity at September 30, 2008 totaled $114.1 million, an increase of $5.7 million, or 5%, over stockholders’ equity of $108.3 million at September 30, 2007.  Return on average stockholders’ equity (ROE) for the third quarter and nine months ended September 30, 2008 and 2007 are shown below:

Return on Equity
Three Months Ended September 30,		Nine Months Ended September 30,
2008	2007	2008	2007
11.96%	6.91%	11.98%	5.79%

The Company’s capital ratios at September 30, 2008 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.58%	5.00%
Tier 1	9.81	6.00
Total Capital	10.68	10.00

Stockholder Returns

	As of September 30, 2008
	Commerce	NASDAQ Bank Index	S & P Index	Russell 2000 Financial Services Index
1 Year	(6)%	(17)%	(22)%	(13)%
5 Years	9%	1%	5%	6%
10 Years	10%	6%	3%	9%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control).  The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others discussed in the Company’s Form 10-K, could cause the Company’s financial performance to differ materially from that expressed or implied in such forward-looking statements:

•	the Company’s dependence on Toronto Dominion Bank (and Commerce Bank, N.A.) to provide various services to the Company and the costs associated with securing alternate providers of such services;

•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation;

•	the impact of the extraordinary economic and market dislocations on the fair value market prices of investment securities;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;

•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services, and vice versa;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	changes in the Company’s allowance for loan losses;

•	effect of terrorists attacks and threats of actual war;

•	unanticipated regulatory or judicial proceedings;

•	changes in consumer spending and saving habits; and

•	the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to differ materially from the future results, performance, or achievements the Company has anticipated in such forward-looking statements. You should note that many factors, some of which are discussed in this Press Release, could affect the Company’s future financial results and could cause those results to differ materially from those expressed or implied in the Company’s forward-looking statements contained or incorporated by reference in this document. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company. For information on subsequent events, refer to the Company’s filings with the SEC.